Exhibit 99.1

NEWS RELEASE For Immediate Release	Contact:	Derek Gaertner 2533 South Coast Highway 101, Suite 240 Cardiff-By-The-Sea, California 92024 (760) 479-5080

MACC Private Equities Inc.
Announces  Nasdaq Delinquency Notification Letter

CARDIFF-BY-THE-SEA, CALIFORNIA — (September 14, 2010) — On September 13, 2010, MACC Private Equities Inc. (the “Company”) received a Nasdaq Staff Delinquency Letter indicating that the Company has been delisted from The Nasdaq Stock Market and Nasdaq will suspend trading of the Company’s common stock effective September 15, 2010.

As previously reported, the Company went before the Nasdaq Hearings Panel (the “Panel”) on April 28, 2010 regarding its bid price deficiency and failure to meet the Nasdaq Capital Market’s minimum bid price for continued listing set forth in Nasdaq Listing Rule 5550(a)(2).  In its ruling issued on May 14, 2010, the Panel continued the Company’s listing on The Nasdaq Stock Market with the condition that the Company, on or before September 13, 2010, demonstrate a closing price of $1.00 or more for at least ten consecutive days.  The Company failed to meet this condition and has subsequently received notification that its securities will be delisted from The Nasdaq Stock Market effective the opening of trading on September 15, 2010.  At this time the Company will not ask the Panel to review the decision.

Following the delisting of the Company’s securities from The Nasdaq Stock Market, the Company expects that its common stock will be quoted on the Pink Sheet Electronic Quotation Service on the Pink Sheets OTCQB market beginning on September 15, 2010.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009 and its subsequent periodic reports,  important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  The forward-looking statements contained in its Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended  and Section 21E of the Securities Exchange Act of 1934, as amended.  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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